INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 28th day of February 2017, by and among Colonial First State Asset Management (Australia) Limited, an Australia corporation located at Darling Park, Tower 1, 201 Sussex Street, Sydney NSW 2000 Australia (the “Sub-Adviser”), First State Investments (US) LLC, a Delaware limited liability company located at 599 Lexington Avenue, 17th Floor, New York, New York, 10022 (the “Manager”), and Advisors Series Trust, a Delaware statutory trust with its principal office located at 615 East Michigan Street, Milwaukee, WI 53202 (hereinafter called the “Trust”), on behalf of the series of the Trust indicated on Schedule A.

WHEREAS, the Manager and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Manager to perform investment advisory services for the certain fund(s) within the Trust (the “Fund” or “Funds”) under the terms of an investment advisory agreement, dated February 28, 2017, between the Manager and the Trust on behalf of the Funds (the “Management Agreement”); and

WHEREAS, the Manager, acting pursuant to the Management Agreement, wishes to retain the Sub-Adviser, and the Trust’s Board has approved the retention of the Sub-Adviser, to provide investment advisory services to all or a portion of the assets (the “Allocated Portion”) of the Fund(s) listed on Schedule A (as it may be amended from time to time); and

WHEREAS, each Fund listed in Schedule A is a separate series of the Trust having separate assets and liabilities;

NOW, THEREFORE, WITNESSETH: That the parties hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISER.

(a)
Acceptance.  The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to the Fund’s assets.

(b)
Independent Contractor.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Adviser’s Representations.  The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Sub-Adviser represents, warrants and agrees that it is registered as an adviser under the Advisers Act.

(d)
The Manager’s Representations.  The Manager represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Manager further represents, warrants and agrees that it has the authority under the Management Agreement to appoint the Sub-Adviser.   The Manager further represents and warrants that it has received a copy of Part 2 of the Sub-Adviser’s Form ADV.  The Manager further represents and warrants that the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

(e)
Plenary authority of the Board of Trustees.  The Sub-Adviser and the Manager both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

The Sub-Adviser will provide for the Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Fund and the Manager and provided to the Sub-Adviser in writing.  The current policies, objectives and restrictions are attached hereto as Exhibit A.  From time to time, the Manager or the Fund may provide the Sub-Adviser with written copies of additional or amended investment policies, guidelines and restrictions, which shall become effective at such time as agreed upon by both parties.  The Sub-Adviser will manage the investment and reinvestment of the assets in the Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Manager, consistent with the applicable investment policies, guidelines and restrictions, or any directions or instructions delivered to the Sub-Adviser in writing by the Manager or the Fund from time to time, and further subject to the plenary authority of the Fund’s Board of Trustees.  Consistent with Exhibit A, or unless otherwise directed in writing by the Manager or the Fund, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets in the Fund, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property comprising or relating to the Fund.

In addition, the Sub-Adviser will, at its own expense:

(a)
advise the Manager and the Fund in connection with investment policy decisions to be made by it regarding the Fund and, upon request, furnish the Manager and the Fund with research, economic and statistical data in connection with the Fund’s investments and investment policies;

(b)
submit such reports and information as the Manager or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”) in its determination of the market value of securities held in the Fund;

(c)	place orders for purchases and sales of portfolio investments for the Fund;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Fund;

(e)
maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Manager, to the extent not maintained by the Manager or another agent of the Fund, and the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request;

(f)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern Time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Fund, provide copies to the Manager and the Fund upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)
as soon as practicable following the end of each calendar month, provide the Manager and the Fund with written statements showing all transactions effected for the Fund during the month, a summary listing all investments held in the Fund as of the last day of the month, and such other information as the Manager or the Fund may reasonably request in connection with any accounting or marketing services that the Manager provides for the Fund.  The Manager and the Fund acknowledges that the Sub-Adviser and Custodian may use different pricing vendors, which may result in valuation discrepancies;

(h)
absent specific instructions to the contrary provided to it by the Manager or the Fund, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Manager and approved by the Trust;  The Manager hereby delegates to the Sub-Adviser the Manager’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Fund.  The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the Securities and Exchange Commission (“SEC”).  The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC.  The Sub-Adviser shall supply updates of this record to the Manager or any authorized representative of the Manager, or to the Fund on a quarterly basis (or more frequently, if required by law).  The Sub-Adviser shall provide the Manager and the Fund with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion.  The Fund may request that the Sub-Adviser vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies;

(i)
will provide reasonable assistance to the Manager or Custodian for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation policy and procedures and/or the Registration Statement (both which may be updated from time to time), the value of any of the Allocated Portion’s holdings for which the Manager or Custodian seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.

(j)
To the extent reasonably requested by the Trust, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act,  including, without limitation, providing the Chief Compliance Officer of the Trust with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1); and

(k)
Except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

The Fund or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.  The Fund or its agent will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

The Manager will be responsible for all class actions and lawsuits involving the Fund or securities held, or formerly held, in the Fund.  The Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy.  In the case of notices of class action suits received by the Sub-Adviser involving issuers presently or formerly held in the Fund, the Sub-Adviser shall promptly forward such notices to the Manager and, with the consent of the Manager, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services to the Fund hereunder, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser.  If the Manager has agreed to limit the operating expenses of the Fund, the Manager shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Manager in the Management Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Manager shall pay to the Sub-Adviser a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Fund (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Fund’s net assets managed by the Sub-Adviser as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Fund, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio.  The Sub-Adviser may take into consideration the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section.  Subject to the policies as the Board of Trustees of the Fund may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Adviser, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Manager and the Fund authorize and empower the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above.  The Sub-Adviser may, using such of the securities and other property in the Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.  The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. Except as otherwise provided herein, the Sub-Adviser shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Sub-Adviser in violation of Section 2 hereof.

However, the Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, members, managers, agents, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any Loss to which such Indemnified Party would otherwise be subject by reason of such party’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim.  Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.  Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.

The provisions of this paragraph 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)          This Agreement shall go into effect as to the Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the latter of the date of approval by (i) the Board of Trustees of the Trust (including the vote of a majority of the Trustees of the Trust who are not interested persons of the Fund), the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval or, (ii) if conducted, by the vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust (including the vote of a majority of the Trustees of the Trust who are not interested persons of the Fund), the Adviser or the Sub-Adviser at a meeting called for the purpose of voting on such approval. or, (ii) if conducted, by the vote of a majority of the outstanding voting securities of the Fund.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act; and

(b)          This Agreement may be terminated by the Trust on behalf of the Fund, or by vote of a majority of the outstanding voting securities of a Fund, at any time, with or without cause, and without payment of any penalty.  This Agreement may also be terminated by the Manager, with or without cause and without the payment of any penalties, upon thirty (30) days’ written notice to the Fund and the Sub-Adviser,  and may be terminated by the Sub-Adviser, with or without cause upon ninety (90) days’ written notice to the Fund and the Manager; and

(c)          This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act.  This Agreement will also terminate immediately in the event that the Management Agreement is terminated or not renewed; and

(d)          In the event of a termination or non-renewal of this Agreement, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Manager, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund to the Fund or its delegate.

8.	SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Manager and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.  The Manager agrees that the Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.  Nothing in this Agreement shall be deemed to require the Sub-Adviser, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

9.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Fund with those for other accounts managed by the Sub-Adviser or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts and at a price approximately averaged.  The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average share price for all transactions in that security or a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures..

10.	NO SHORTING; NO BORROWING

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund.  This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.  The Manager agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

13.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures.  To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.  The Sub-Adviser agrees to inform the Trust of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

14.	REPORTS AND ACCESS

The Sub-Adviser agrees to supply such information to the Manager and to permit such compliance inspections by the Manager or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trust.

15.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Manager and Fund about material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund and any changes in senior management, operations or ownership of the Sub-Adviser’s Firm.

16.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by hand or by commercial overnight delivery service, addressed as follows:

MANAGER:	First State Investments (US) LLC 599 Lexington Avenue, 17th Floor New York, New York, 10022 Attn: Compliance Officer

SUB-ADVISER:	Colonial First State Asset Management (Australia) Limited Darling Park, Tower 1, 201 Sussex Street Sydney NSW 2000 Australia Attn: Compliance Officer

TRUST/FUND:	Advisors Series Trust On behalf of First State Global Listed Infrastructure Fund 615 East Michigan Street Milwaukee, WI 53202 Attn: Secretary

17.	ASSIGNMENT

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

18.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

19.	CAPTIONS

The caption in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

20.	GOVERNING LAW

This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

FIRST STATE INVESTMENTS (US) LLC (Manager) By: /s/ James Twiss Name: James Twiss Title: Managing Director

COLONIAL FIRST STATE ASSET MANAGEMENT (AUSTRALIA) LIMITED
(Sub-Adviser), by its duly authorized attorney

By: /s/ Brian Hollingsworth
Name:  Brian Hollingsworth
Title:    Global Head of Enterprise Risk Management

ADVISORS SERIES TRUST On behalf of First State Global Listed Infrastructure Fund By: /s/ Douglas G. Hess Name: Douglas G. Hess Title: President

EXHIBIT A

INVESTMENT GUIDELINES

Investment Objectives and Policies

As described in Fund’s current prospectus and SAI provided by Manager and as agreed to by Sub-Adviser.

Investment Restrictions

As described in Fund’s current prospectus and SAI provided by Manager and as agreed to by Sub-Adviser.

SCHEDULE A

Series of Advisors Series Trust	Annual Sub-Advisory Fee Rate as a Percentage of Current Net Assets
First State Global Listed Infrastructure Fund	0.60%, subject to adjustment according to the Manager’s transfer pricing methodology as in effect from time to time